EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 9, 2018, relating to the consolidated financial statements and financial statement schedule of EVINE Live Inc. and Subsidiaries and the effectiveness of EVINE Live Inc. and Subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of EVINE Live Inc. for the year ended February 3, 2018.

/s/ Deloitte & Touche LLP

Minneapolis, MN

June 22, 2018